News Release

Amkor Technology Reports Financial Results for the Fourth Quarter and Full Year 2012

Fourth Quarter 2012

•	Net sales $723 million

•	Gross margin 18%

•	Net income $27 million

•	Earnings per diluted share $0.13

Full Year 2012

•	Net sales $2.76 billion

•	Adjusted gross margin 17%

•	Adjusted net income $95 million

•	Adjusted earnings per diluted share $0.46

CHANDLER, Ariz. - February 13, 2013 - Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor packaging and test services, today announced financial results for the fourth quarter ended December 31, 2012, with net sales of $723 million, net income of $27 million, and earnings per diluted share of $0.13. For the full year 2012, Amkor reported net sales of $2.76 billion, adjusted net income of $95 million and adjusted earnings per diluted share of $0.46.

"We are pleased with our fourth quarter results and improvements over the prior quarters of 2012 and the fourth quarter of 2011," said Ken Joyce, Amkor's president and chief executive officer. "Bolstered by solid sales growth in mobile communications, results for the quarter came in at the higher end of our expectations. Our investments in support of the communications end market are paying off and continue to gain momentum. Driven by notable strength in smartphones and tablets, our communications revenue grew 12% and represented nearly 50% of our total sales in 2012."

Selected financial information for the fourth quarter 2012 is as follows:

•	Net Sales: $723 million, up 4% from $695 million in the prior quarter, and up 6% from $684 million in the fourth quarter of 2011

•	Gross Margin: 18%, compared to 17% in the prior quarter, and 16% in the fourth quarter of 2011

•	Net Income: $27 million, up from $22 million in the prior quarter, and up from $25 million in the fourth quarter of 2011

•	Earnings Per Diluted Share: $0.13, up from $0.11 in the prior quarter, and up from $0.11 in the fourth quarter of 2011

Selected financial information for the full year 2012 is as follows:

•	Net Sales: $2.76 billion, down 1% from $2.78 billion in 2011

•	Adjusted Gross Margin: 17%, compared to 18% in 2011

•	Adjusted Net Income: $95 million, up 3% from $92 million in 2011

•	Adjusted Earnings Per Diluted Share: $0.46, up 18% from $0.39 in 2011

The adjusted gross margin, adjusted net income and adjusted earnings per diluted share presented above for the full year 2012 exclude a loss contingency we recognized in the second quarter of 2012 of $34 million ($33 million, net of tax) relating to our pending patent license arbitration with Tessera, Inc. and are non-GAAP measures. Selected operating data for the fourth quarter and full year 2012, and a reconciliation of the full year 2012 non-GAAP measures presented above to the comparable GAAP measures, are included in a section below before the financial statements.

“Capital additions were $86 million during the fourth quarter and $533 million for the full year 2012, primarily in support of customers in smartphones and tablets,” said Joanne Solomon, Amkor's executive vice president and chief financial officer. "We accelerated the purchase of certain packaging and test equipment to meet demand for communications during the quarter."

Cash and cash equivalents were $413 million, and net debt was $1.1 billion, at December 31, 2012.

Business Outlook

“Looking ahead to the first quarter 2013, we are seeing seasonal demand patterns with revenues expected to be down 5% to 11% from the fourth quarter 2012,” said Joyce. "We are currently planning capital additions of around $450 million for 2013 primarily to support the growth opportunities we see in mobile communications. We are also planning an additional $150 million of spending for the acquisition of land and construction relating to our previously announced new factory and R&D center in South Korea."

Based upon currently available information, we have the following expectations for the first quarter 2013:

•	Net sales of $640 million to $690 million, down 5% to 11% from the prior quarter

•	Gross margin of 14% to 17%

•	Net loss of $5 million to net income of $16 million, or ($0.03) to $0.09 per diluted share

•	Capital additions of around $125 million

Conference Call Information

Amkor will conduct a conference call on Wednesday, February 13, 2013, at 5:00 p.m. Eastern Time. This call may include material information not included in this press release. This call is being webcast and can be accessed at Amkor's website: www.amkor.com. You may also access the call by dialing 1-877-941-8609 or 1-480-629-9692. A replay of the call will be made available at Amkor's website or by dialing 1-800-406-7325 or 1-303-590-3030 (conference reservation number 4584487). The webcast is also being distributed over Thomson Reuters' Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters' individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Reuters' Individual Investor Network. Institutional investors can access the call via Thomson Reuters' password-protected event management site, Street Events (www.streetevents.com).

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company's filings with the Securities and Exchange Commission and on Amkor's website: www.amkor.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding our investments in support of the communications end market, and all of the statements made under "Business Outlook" above. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:

•
the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters, including the final ruling in the Tessera arbitration and the impact of other proceedings involving Tessera, Inc.;

•	the highly unpredictable nature of the semiconductor industry;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers, including the increasingly uncertain macroeconomic environment;

•	timing and volume of orders relative to production capacity and inability to achieve high capacity utilization rates;

•	volatility of consumer demand and weakness in forecasts from our customers for products incorporating our semiconductor packages;

•	dependence on key customers;

•	the impact of the expected increase in our ownership in J-Devices;

•
the performance of our business, economic and market conditions, the cash needs and investment opportunities for the business, the need for additional capacity and facilities to service customer demand and the availability of cash flow from operations or financing;

•	customer modification of and follow through with respect to forecasts provided to us, including delays in forecasts with respect to smartphones and tablets;

•
changes in tax rates and taxes as a result of changes in tax law, the jurisdictions in which our income is determined to be earned and taxed, the outcome of tax audits and tax ruling requests, our ability to realize deferred tax assets and the expiration of tax holidays;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow or access to other sources of liquidity to fund capital additions;

•	the effects of a recession or other downturn in the U.S. and other economies worldwide;

•	disruptions or deficiencies in our controls resulting from the implementation of our new enterprise resource planning system and other information technology projects;

•	worldwide economic effects of terrorist attacks, natural disasters and military conflict;

•	our ability to control costs and improve profitability;

•	competition, competitive pricing and declines in average selling prices;

•	fluctuations in manufacturing yields;

•	dependence on international operations and sales;

•	dependence on raw material and equipment suppliers and changes in raw material and precious metal costs;

•	exchange rate fluctuations;

•	dependence on key personnel;

•	difficulties in managing growth;

•	enforcement of and compliance with intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2011 and in the company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contacts:

Amkor Technology, Inc.
Joanne Solomon
Executive Vice President & Chief Financial Officer
480-786-7878
joanne.solomon@amkor.com

Greg Johnson
Senior Director, Corporate Communications
480-786-7594
greg.johnson@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q4 2012	Q3 2012	Q4 2011	2012	2011
Sales Data:
Packaging services (in millions):
Chip scale package	$306	$235	$276	$1,035	$965
Leadframe	146	171	158	661	692
Ball grid array	114	148	128	516	625
Other packaging	65	62	53	227	211
Packaging services	631	616	615	2,439	2,493
Test services	92	79	69	321	283
Total sales	$723	$695	$684	$2,760	$2,776

Packaging services:
Chip scale package	42%	34%	40%	37%	35%
Leadframe	20%	25%	23%	24%	25%
Ball grid array	16%	21%	19%	19%	22%
Other packaging	9%	9%	8%	8%	8%
Packaging services	87%	89%	90%	88%	90%
Test services	13%	11%	10%	12%	10%
Total sales	100%	100%	100%	100%	100%

Packaged units (in millions):
Chip scale package	772	603	445	2,264	1,826
Leadframe	1,387	1,499	1,287	5,932	6,041
Ball grid array	39	47	40	171	195
Other packaging	52	51	9	128	74
Total packaged units	2,250	2,200	1,781	8,495	8,136

Net sales from top ten customers	63%	62%	66%	62%	61%

Capacity Utilization:
Packaging	77%	76%	73%	75%	74%
Test	80%	77%	74%	79%	75%

End Market Distribution Data (an approximation including representative devices and applications based on a sampling of our largest customers):
Communications (handsets, tablets, wireless LAN, handheld devices)	58%	44%	49%	48%	43%
Consumer (gaming, television, set top boxes, portable media, digital cameras)	17%	24%	21%	21%	24%
Computing (desk tops, PCs, hard disk drive, servers, displays, printers, peripherals)	9%	11%	11%	11%	12%
Networking (servers, routers, switches)	9%	12%	11%	11%	12%
Other (automotive, industrial)	7%	9%	8%	9%	9%
Total	100%	100%	100%	100%	100%

Gross Margin Data:
Net sales	100%	100%	100%	100%	100%
Cost of sales:
Materials	42%	43%	45%	43%	44%
Labor	14%	15%	14%	15%	15%
Other manufacturing	26%	25%	25%	25%	23%
Loss contingency	—%	—%	—%	1%	—%
Gross margin	18%	17%	16%	16%	18%

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	2012	2011
	(In millions)
Return on Invested Capital:
Operating income	$173	$194
Equity in earnings of unconsolidated affiliate	6	7
Income tax expense	(19)	(7)
Net operating profit after tax (NOPAT)	$160	$194

Invested capital:
Average debt	$1,446	$1,355
Plus average equity	686	662
Less average cash	(424)	(420)
Average invested capital	$1,708	$1,597

Return on invested capital (NOPAT / average invested capital)*	9%	12%

	Q4 2012	Q3 2012	Q4 2011	2012	2011
	(In millions, except per share data)
Capital Investment Data:
Property, plant and equipment additions	$86	$173	$128	$533	$453
Net change in related accounts payable and deposits	67	(25)	14	1	14
Purchases of property, plant and equipment	$153	$148	$142	$534	$467
Depreciation and amortization	$97	$94	$87	$370	$336

Free Cash Flow Data:
Net cash provided by operating activities	$98	$142	$141	$383	$517
Less purchases of property, plant and equipment	(153)	(148)	(142)	(534)	(467)
Free cash flow*	$(55)	$(6)	$(1)	$(151)	$50

Earnings per Share Data:
Net income attributable to Amkor - basic	$27	$22	$25	$62	$92
Adjustment for dilutive securities on net income:
Interest on 6.0% convertible notes due 2014, net of tax	4	4	4	16	16
Net income attributable to Amkor - diluted	$31	$26	$29	$78	$108

Weighted average shares outstanding - basic**	152	154	177	160	191
Effect of dilutive securities:
Stock options and unvested restricted shares	—	—	—	—	—
6.0% convertible notes due 2014	83	83	83	83	83
Weighted average shares outstanding - diluted	235	237	260	243	274

Net income attributable to Amkor per common share:
Basic	$0.18	$0.14	$0.14	$0.39	$0.48
Diluted	$0.13	$0.11	$0.11	$0.32	$0.39

*We define return on invested capital ("ROIC") as net operating profit after tax (the sum of operating income plus equity in earnings of unconsolidated affiliate less income tax expense) divided by average invested capital (the sum of average debt plus average equity less average cash). ROIC is not defined by U.S. generally accepted accounting principles ("U.S. GAAP"). However, we believe ROIC is relevant and useful information for our investors and management in evaluating whether our capital investments are generating stockholder value. We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by U.S. GAAP. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, free cash flow has certain limitations, including that it does not represent the residual cash flow available for discretionary expenditures since other, non-discretionary expenditures, such as mandatory debt service, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. This measure should be considered in addition to, and not as a substitute for, or superior to, other measures of liquidity or financial performance prepared in accordance with U.S. GAAP, such as net cash provided by operating activities. Furthermore, our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

**Amkor's Board of Directors previously authorized $300 million for the repurchase of our common stock. During 2012, we repurchased 16.5 million shares for a purchase price of $79.5 million. Since inception of the program, we have repurchased a total of 45.0 million shares at an aggregate purchase price of $208.4 million.

AMKOR TECHNOLOGY, INC.
Selected Operating Data

In the press release above we provide adjusted gross margin, adjusted net income and adjusted earnings per diluted share for the year ended December 31, 2012. We present these non-GAAP amounts to demonstrate the impact of the loss contingency we recognized for the year ended December 31, 2012 related to our pending patent license arbitration with Tessera, Inc. However, these measures have limitations, including that they exclude the charges for the Tessera arbitration award, which is an amount that the company may ultimately have to pay in cash. Furthermore, the factors affecting the calculation of the arbitration award are complex and subject to determination by the arbitration panel. Therefore, the final amount of the loss may be more than the amount we have recognized. Accordingly, these measures that exclude the loss contingency should be considered in addition to, and not as a substitute for, or superior to, gross margin, net income and earnings per diluted share prepared in accordance with U.S. GAAP. Below is the reconciliation of adjusted gross margin, adjusted net income and adjusted earnings per diluted share to U.S. GAAP gross margin, net income and earnings per diluted share.

Non-GAAP Financial Measures Reconciliation:
2012
Gross margin	16%
Plus: Loss contingency divided by net sales	1%
Adjusted gross margin	17%

2012
(In millions)
Net income	$62
Plus: Loss contingency, net of tax	33
Adjusted net income	$95

2012
Earnings per diluted share	$0.32
Plus: Loss contingency per diluted share	0.14
Adjusted earnings per diluted share	$0.46

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(In thousands, except per share data)
Net sales	$722,956	$683,769	$2,759,846	$2,776,359
Cost of sales	589,634	571,942	2,315,436	2,285,790
Gross profit	133,322	111,827	444,410	490,569
Operating expenses:
Selling, general and administrative	56,959	55,660	217,000	246,513
Research and development	13,354	12,465	54,118	50,386
Total operating expenses	70,313	68,125	271,118	296,899
Operating income	63,009	43,702	173,292	193,670
Other expense (income):
Interest expense	21,647	18,220	82,374	74,212
Interest expense, related party	3,492	3,492	13,969	12,394
Interest income	(671)	(961)	(3,160)	(2,749)
Foreign currency (gain) loss	(276)	520	4,185	2,178
Loss on debt retirement, net	1,199	—	1,199	15,531
Equity in earnings of unconsolidated affiliate	(171)	(444)	(5,592)	(7,085)
Other income, net	(75)	(335)	(1,586)	(1,030)
Total other expense, net	25,145	20,492	91,389	93,451
Income before income taxes	37,864	23,210	81,903	100,219
Income tax expense (benefit)	9,992	(2,351)	19,001	7,124
Net income	27,872	25,561	62,902	93,095
Net income attributable to noncontrolling interests	(526)	(711)	(884)	(1,287)
Net income attributable to Amkor	$27,346	$24,850	$62,018	$91,808

Net income attributable to Amkor per common share:
Basic	$0.18	$0.14	$0.39	$0.48
Diluted	$0.13	$0.11	$0.32	$0.39

Shares used in computing per common share amounts:
Basic	152,382	176,941	160,105	190,829
Diluted	235,148	259,633	243,004	273,686

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2012	2011
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$413,048	$434,631
Restricted cash	2,680	2,680
Accounts receivable:
Trade, net of allowances	389,999	298,543
Other	13,098	27,197
Inventories	227,439	198,427
Other current assets	43,444	35,352
Total current assets	1,089,708	996,830
Property, plant and equipment, net	1,819,969	1,656,214
Intangibles, net	4,766	8,382
Investments	38,690	36,707
Restricted cash	2,308	4,001
Other assets	68,074	70,913
Total assets	$3,023,515	$2,773,047

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$—	$59,395
Trade accounts payable	439,663	424,504
Accrued expenses	191,064	158,287
Total current liabilities	630,727	642,186
Long-term debt	1,320,000	1,062,256
Long-term debt, related party	225,000	225,000
Pension and severance obligations	139,379	129,096
Other non-current liabilities	21,415	13,288
Total liabilities	2,336,521	2,071,826
Equity:
Amkor stockholders' equity:
Preferred stock	—	—
Common stock	198	197
Additional paid-in capital	1,614,143	1,611,242
Accumulated deficit	(736,444)	(798,462)
Accumulated other comprehensive income	11,241	10,849
Treasury stock	(210,983)	(130,560)
Total Amkor stockholders' equity	678,155	693,266
Noncontrolling interests in subsidiaries	8,839	7,955
Total equity	686,994	701,221
Total liabilities and equity	$3,023,515	$2,773,047

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended December 31,
	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$62,902	$93,095
Depreciation and amortization	370,479	335,644
Loss on debt retirement, net	737	10,557
Other operating activities and non-cash items	5,242	1,176
Changes in assets and liabilities	(56,397)	76,360
Net cash provided by operating activities	382,963	516,832

Cash flows from investing activities:
Purchases of property, plant and equipment	(533,512)	(466,694)
Proceeds from the sale of property, plant and equipment	2,727	15,823
Financing lease payment from unconsolidated affiliate	15,484	10,794
Other investing activities	1,280	9,543
Net cash used in investing activities	(514,021)	(430,534)

Cash flows from financing activities:
Borrowings under short-term debt	30,000	26,567
Payments under short-term debt	(50,000)	(21,567)
Proceeds from issuance of long-term debt	637,528	387,512
Proceeds from issuance of long-term debt, related party	—	75,000
Payments of long-term debt, net of redemption premiums and discounts	(420,116)	(392,191)
Payments for debt issuance costs	(6,007)	(5,875)
Payments for repurchase of common stock	(80,946)	(128,368)
Proceeds from the issuance of stock through share-based compensation plans	182	821
Payments of tax withholding for restricted shares	(609)	(776)
Net cash provided by (used in) financing activities	110,032	(58,877)

Effect of exchange rate fluctuations on cash and cash equivalents	(557)	2,212

Net (decrease) increase in cash and cash equivalents	(21,583)	29,633
Cash and cash equivalents, beginning of period	434,631	404,998
Cash and cash equivalents, end of period	$413,048	$434,631